Exhibit 19.1

NOVA MINERALS CORP POLICY REGARDING INSIDER TRADING, DISSEMINATION OF INSIDE INFORMATION AND SECURITIES DEALING Date Adopted: June 1, 2026

1.	Introduction

This Policy Regarding Insider Trading, Dissemination of Inside Information and Securities Dealing (this “Policy”) describes the policy of Nova Minerals Corp (the “Company”) regarding:

●	The trading of securities, including while you are in possession of Inside Information (as defined below) (“insider trading”) about the Company or any other company; and

●	Other misuse of material non-public information (“Inside Information”) of the Company or any other company.

Your obligations and potential liability under securities laws dealing with insider trading abuses are also outlined below.

This Policy provides an overview of the most significant aspects involved in insider trading. Every director, officer, advisor, contractor, and employee of the Company must read and retain this Policy.

The Policy also outlines certain restrictions in dealing in securities applicable to directors, officers, advisors, contractors and employees of the Company (and their respective associates and family members), irrespective of whether such persons possess Inside Information.

References to “securities” in this Policy includes the Company’s common stock, any preferred stock, CHESS Depositary Interests (“CDIs”) traded on the Australian Securities Exchange, warrants, options to purchase the Company’s common stock or CDIs, any other types of securities that are issued by the Company and any derivative securities relating to such securities.

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2.	Statement of the Policy

No director, officer, employee or other Insider (as defined below) shall:

●	Trade in securities of the Company or any other company while in possession of Inside Information concerning the Company or such other company;

●	Disseminate Inside Information of the Company or any other company to others (except for legitimate Company purposes in accordance with Company communications policies; provided that the disclosing person reasonably does not expect the recipient to trade in securities, or disseminate the information to others who may trade in securities, while in possession of such Inside Information); or

●	Engage in any other action or conduct to take advantage of Inside Information.

No “Restricted Person” (as defined in Section 8) shall trade in the Company’s securities without prior written approval.

The prohibited dissemination of Inside Information includes the disclosure through written, oral or electronic means to all persons or entities, including friends, family members, business contacts or others.

Even the appearance of improper conduct must be avoided to preserve the Company’s reputation for adhering to high ethical standards of conduct. Accordingly, conduct which merely suggests the possibility of insider trading may be deemed by the Company, in its sole discretion, to be a violation of this Policy.

3.	Laws Prohibiting Insider Trading

United States Federal Law

Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), has been determined by the courts to prohibit trading by an Insider (as defined below) of any securities (debt or equity) of a company on the basis of Inside Information about such company. Liability under Rule 10b-5 can apply to trading in the Company’s securities or the securities of any other company if one is in possession of Inside Information about the company whose securities are traded. The prohibition against insider trading applies to the Company’s officers, directors, advisors, contractors, employees and other Insiders at all times regardless of whether or not the Company is observing a scheduled or special “blackout” period.

Liability under Rule 10b-5 may attach not only to Insiders who trade while in possession of Inside Information, but also, under certain circumstances, to (i) Insiders who disclose or tip Inside Information (tippers) to third parties without trading themselves, and (ii) third parties (such as relatives, business associates or friends) who have received Inside Information from Insiders (tippees) and trade while in possession of that Inside Information.

Australian Law

Similarly, Australian insider trading laws operate to prohibit people in possession of non–public price sensitive information from dealing in securities or passing on the information to other people who may deal in securities. Australia also has market manipulation laws prohibiting conduct that creates or is likely to create an artificial price for, or artificial trading activity in, financial products traded (Corporations Act 2001 (Cth), Parts 7.10 and 7.11).

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4.	The Consequences of Insider Trading

In the United States, individuals who trade on material non-public information (or tip information to others) can be subject to an array of civil and criminal penalties. Violations are taken very seriously by the U.S. Securities and Exchange Commission (the “SEC”), the federal agency responsible for enforcing the law in this area. Potential sanctions include:

●	Disgorgement of profits gained or losses avoided and interest thereon;

●	A civil penalty of up to three times the profit gained or loss avoided;

●	A bar from acting as an officer or director of a publicly traded company;

●	A criminal fine (no matter how small the profit or the lack thereof) of up to $1 million; and

●	A jail term of up to ten years.

These penalties can apply even if the individual is not a director, officer or senior manager. In addition to the potentially severe civil and criminal penalties for violation of the insider trading laws, violation of this Policy may result in the imposition of Company sanctions, including dismissal. A conviction or finding of liability for insider trading can also result in individuals being banned generally from employment in the securities or financial industries or other employment, and even a mere allegation of insider trading can result in severe harm to one’s professional and personal reputation.

A transaction that may be necessary or seem justifiable for independent reasons (including a need to raise money for a personal financial emergency) is neither an exception to this Policy nor a safeguard against prosecution for violation of insider trading laws.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading, a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of an employee’s violation and a criminal fine of up to $2.5 million may be imposed. There are also likely to be shareholder lawsuits and adverse publicity arising from such illegal conduct.

Similarly, in Australia, breach of insider trading laws gives rise to substantial criminal and civil penalties, including (for individuals) imprisonment of up to 15 years and/or fines of up to the greater of approximately AUD$1.5 million, three times the benefit obtained or three times the loss avoided as a result of the contravention.

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5.	Who Is an “Insider” for Purposes of the Insider Trading Prohibitions?

An “Insider” for purposes of insider trading law is any person who possesses Inside Information; the status results from such possession and not simply a person’s position, if any, with the Company. Accordingly, Insiders subject to liability for insider trading are not solely those executive officers and directors who are required to report their securities transactions of Company ordinary shares under Section 16 of the Exchange Act and who are also often referred to as “insiders” for purposes of that law. The category of potential Insiders for purposes of insider trading law includes not only the Company’s directors, officers and employees, but also outside professional advisors, business consultants, and contractors who have access to Inside Information prior to its public release and absorption by the securities markets.

6.	Persons Covered by the Policy

The Insider Trading provisions of this Policy (covered in sections 2 to 14) covers the directors, officers and employees of the Company, and outside professional advisors, business consultants, and contractors of the Company who have access to Inside Information of the Company, as well as their Family Members and Controlled Entities.

“Family Members” include a person’s spouse, partner, financially dependent children, relative, or other members of such person’s immediate household to whose support such person contributes or whose investments such person controls.

“Controlled Entities” include any legal entities controlled by a person, such as any corporations, partnerships, or trusts.

7.	Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of Inside Information and to not trade while in possession of Inside Information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member or Controlled Entity also complies with this policy. In all cases, the responsibility for determining whether an individual is in possession of Inside Information rests with that individual, and any action on the part of the Company, the Administrator (as defined under the caption “Administration of the Policy”) or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws, including U.S. federal securities law and Australian securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described above in more detail under the heading “The Consequences of Insider Trading.”

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8.	Transactions Covered by this Policy

The trading covered by this Policy includes all types of transactions and securities, including ordinary shares, options or warrants to purchase ordinary shares, or any other type of securities, including (but not limited to) preferred shares, convertible debentures, as well as derivative securities that are issued by third parties, such as exchange-traded put or call options or swaps relating to securities of the Company or another company with respect to which an Insider possesses Inside Information.

9.	What is Material Non-Public Information?

Material information is any information that a reasonable investor would consider important in arriving at a decision to buy, sell or hold the securities of a company and/or would view its disclosure as significantly altering the total mix of information otherwise made available.

Non-Public information is information that is not generally known to the public.

Examples. Examples of non-public information that generally would be regarded as material and thus Inside Information include:

●	Financial information, such as revenues, expenses, earnings, new sales or investment returns;

●	Information about a transaction that will affect the financial condition or performance of the company in a significant manner, such as a pending or proposed merger, acquisition, tender offer, sale of assets, or disposition of a subsidiary or operating company, or entering into or terminating a significant contract;

●	Earnings estimates;

●	A stock split or the offering of additional securities;

●	Major litigation;

●	Changes in senior management;

●	Material news about the Company which has not yet been announced to the market;

●	Information contained in reports intended for internal management only;

●	Major new products; and

●	The gain or loss of a substantial customer.

Either positive or negative information may be material. The foregoing list is not exhaustive; other types of information may be material at any particular time, depending upon all the circumstances.

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10.	Trading

Subject to Section 13below, this Policy permits an Insider to trade securities beginning at the close of regular trading on the second full Trading Day after all Inside Information has been disclosed to the public through general release to the national news media, which will provide the securities markets a sufficient opportunity to absorb and evaluate the information.

“Trading Day” means a day on which the principal U.S. stock exchange on which the Company’s ordinary shares are then listed is open for trading.

For example, if Inside Information (including quarterly or annual earnings) is disclosed at (a) 8:00 a.m., Eastern Time, on a Monday, then trading may commence after 4:00 p.m., Eastern Time, on Tuesday, (b) 10:00 a.m., Eastern Time, on Monday, then trading may commence after 4:00 p.m., Eastern Time, on Wednesday or (c) 5:00 p.m., Eastern Time, on Monday, then trading may commence after 4:00 p.m., Eastern Time, on Wednesday.

Please refer to the paragraph below captioned “Additional Procedures” for additional restrictions on trading.

11.	Transactions Not Subject to this Policy

a.	Bona Fide Gifts

Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the person making the gift is aware of Inside Information or during a blackout period to which the person making the gift is subject; provided that bona fide gifts of Company securities by directors, officers who have been designated by the Company’s Board of Directors (the “Board”) as “officers” for purposes of Section 16 of the Exchange Act (collectively with the directors, “Section 16 Reporting Persons”) and certain other employees who may be designated by the Administrator from time to time (“Designated Individuals”) are subject to the pre-clearance procedures set forth below under the caption “Additional Procedures.”

b.	Option Exercises

This Policy does not apply to the exercise of an employee option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements; provided that such exercises by Restricted Persons (as defined in Section 13) are subject to the pre-clearance procedures set forth below under the caption “Additional Procedures.” This Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

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c.	Restricted Share Awards

This Policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted shares; provided that such exercise by Restricted Persons (as defined in Section 13) is subject to the pre-clearance procedures set forth below under the caption “Additional Procedures.” This Policy does apply, however, to any market sale of restricted shares.

d.	Mutual Funds

Transactions in mutual funds that are invested in securities of the Company or another company with respect to which an Insider possesses Inside Information are not transactions subject to this Policy.

e.	Other Similar Transactions

Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.

f.	Rule 10b5-1 Plans

Securities trading pursuant to contracts, plans or instructions complying with the requirements of Rule 10b5-1(c)(1) under the Exchange Act (“Rule 10b5-1 Plans”) and entered into in good faith while the person entering into the Rule 10b5-1 Plan is not in possession of Inside Information is not subject to this Policy, provided that the adoption and maintenance of any such Rule 10b5-1 Plan by such person must be approved by the Administrator and must comply with the requirements of Rule 10b5-1(c)(1). There is no equivalent exception under applicable Australian securities laws.

12.	Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore any persons covered by this Policy must comply with the following:

a.	Hedging Transactions

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, directors, officers and employees, as well as their Family Members and Controlled Entities, are prohibited from engaging in any such transactions.

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b.	Margin Accounts and Pledged Securities

In order to avoid a margin sale or foreclosure sale at a time when a pledgor, who is a Company director, officer or employee, or their Family Members or Controlled Entities, is aware of Inside Information or otherwise is not permitted to trade Company securities due to a blackout period, no Company director, officer or employee, or their Family Members or Controlled Entities, may hold Company securities in a margin account or otherwise pledge (or hypothecate) Company securities as collateral for a loan without first obtaining prior approval from the Administrator. Pre-clearance is required for such transactions because Company securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call and Company securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Any Company director, officer or employee, or their Family Members or Controlled Entities, preparing to pledge Company securities or hold such securities in a margin account must submit a request for approval to the Administrator at least two weeks prior to the proposed execution of documents evidencing the proposed pledge or margin account. In its request, such Company director, officer or employee, or their Family Members or Controlled Entities, shall:

●	enclose copies of the governing documents evidencing the proposed pledge or margin account, which governing documents must provide such person with the opportunity to substitute or provide additional collateral or to repay the loan before the pledged Company securities may be sold; and

●	undertake to the Company (in form and manner satisfactory to the Administrator and the Company) (i) to maintain adequate financial capacity to repay the loan or cover the margin call, as applicable, without resort to the pledged Company securities and (ii) to substitute or provide additional collateral or repay the loan in the event of a borrower default or margin call, as applicable, at a time when such person is aware of Inside Information or otherwise is not permitted to trade Company securities due to a blackout period.

The above is not meant to restrict the rehypothecation or lending of securities held in a brokerage account; provided that the securities are permitted to be held in such account in accordance with this Policy.

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13.	Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of Inside Information, to avoid the appearance of any impropriety, and to comply with the requirements of the ASX Listing Rules. These additional procedures are applicable to Section 16 Reporting Persons, Designated Individuals and those defined as Key Management Personnel under Australian Accounting Standard AASB 124 Related Party Disclosure, and their respective Family Members and Controlled Entities (together, “Restricted Persons”), irrespective of whether they are in possession of Inside Information.

a.	Pre-Clearance Procedures

Restricted Persons may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from the person outlined in the second column below (the “Decision Maker”) in order to determine compliance with this Policy, insider trading laws, Section 16 of the Exchange Act, Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”), and the ASX Listing Rules:

Restricted Person	Decision Maker
Any Restricted Person other than the Chair of the Board (the “Chair”)	The Chair

The Chair	The independent non-executive Directors

A person requesting pre-clearance should submit the request to the Company Secretary, at least two business days in advance of the proposed transaction setting out the reasons for seeking approval and confirmation that the Restricted Person is not in possession of Inside Information. The Company Secretary shall provide the request to the relevant Decision Maker.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Inside Information about the Company, and should describe fully those circumstances in the request for pre-clearance. If the requestor is a Section 16 Reporting Person, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with Rule 144 and file Form 144, if necessary, at the time of any sale.

Rule 144 provides a safe harbor for the resale of “restricted securities” and “control securities” without requiring registration with the SEC. Section 16 Reporting Persons hold “control securities” and thus must comply with the conditions of Rule 144 if they wish to resell their securities. These conditions include a holding period and volume limitations, amongst others. If the resale involves more than 5,000 shares of the Company’s stock or the aggregate dollar amount exceeds $50,000 during any three-month period, the Section 16 Reporting Person must, in addition to the other applicable conditions, file a notice of the proposed sale on Form 144 with the SEC.

The Decision Maker is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If the Decision Maker does not respond to a request for pre-clearance, the request will be deemed to have been denied. If a person seeks pre-clearance and permission to engage in the transaction is denied or not responded to, then he or she must refrain from initiating any transaction in Company securities, and must not inform any other person of the restriction. If permission to engage in the transaction is granted, then the transaction must be initiated within the time limit specified in the permission or, if none is specified, five business days of receipt of permission. If transactions are not effected within the time limit, pre-clearance must be requested and approved in writing again.

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Any permission to trade in the Company’s securities by a Restricted Person in accordance with this Policy is automatically deemed to:

●	Be withdrawn if the Restricted Person becomes aware of any price sensitive Inside Information prior to or during any approved trading in the Company’s securities;

●	Be suspended upon the start of any Closed Period or Special Blackout Period (each as defined below), and (unless permitted due to exceptional circumstances as provided for below) shall remain suspended until trading is permitted after the Closed Period or Special Blackout Period (as applicable) has ended in accordance with this policy; and

●	Lapse upon expiration of any time limit for which the approval to trade applies.

For the avoidance of doubt, any written approval shall not be valid if the Restricted Person is in possession of Inside Information.

b.	Closed Periods and Special Blackout Periods

i.	Closed Periods

Restricted Persons must not, except in exceptional circumstances as described in sub-section iiibelow, trade in securities during the following periods (“Closed Periods”):

●	Two weeks prior to the filing of each of the Company’s quarterly reports with the SEC (“Form 10-Q”) until 48 hours after the Form 10-Q is released to ASX;

●	Two weeks prior to the filing of the Company’s annual report with the SEC (“Form 10-K”) until 48 hours after the Form 10-K is released to ASX;

●	Two weeks prior to the furnishing of the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period with the SEC on a current report (“Form 8-K”) until 48 hours after the Form 8-K is released to ASX; and

●	Any other period determined by the Board from time to time to be a Closed Period, including, without limitation, periods involving a major corporate event, such as a merger, acquisition, financing, restructuring, cybersecurity incident, significant litigation development, or major product announcement.

The Company may at its discretion vary this rule in relation to a Closed Period by general announcement to all Restricted Persons.

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ii.	Special Blackout Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons with knowledge of the event who are designated by the Administrator may not trade Company securities. In that situation, the Administrator may notify these persons that they should not trade in the Company’s securities, without disclosing the reason for the restriction. The existence of an event-specific blackout period (“Special Blackout Period”) or extension of a blackout period may not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Administrator has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of Inside Information.

iii.	Exceptional Circumstances

A Restricted Person who is not in possession of Inside Information may apply for and be given prior written approval to sell or otherwise dispose of securities (but not to conduct any other trading in securities) during a Closed Period or Special Blackout Period where there are exceptional circumstances. Such applications are to be made to the applicable Decision Maker in accordance with the process set out in Section 13.a above.

Exceptional circumstances may include:

●	Severe financial hardship which means a Restricted Person has a pressing financial commitment that cannot be satisfied otherwise than by selling the securities. By way of example, the tax liability of a Restricted Person would not normally constitute severe financial hardship unless the Restricted Person has no other means of satisfying the liability;

●	If the Restricted Person is required by a court order, or there are court enforceable undertakings to transfer or sell the securities or there is some other overriding legal or regulatory requirement for the Restricted Person to do so; or

●	A situation determined by the Decision Maker to be an exceptional circumstance.

Whether severe financial hardship or other exceptional circumstances exist is to be determined by the Decision Maker in his or her sole and absolute discretion.

c.	Excluded Activities

A Restricted Person who does not possess Inside Information may complete the following activities during a Closed Period or Special Blackout Period:

●	The activities outlined in Section 11(“Transactions not subject to this Policy”) except where that section expressly requires pre-clearance under this Section;

●	Transfer of securities in a superannuation fund or other saving scheme in which the Restricted Person is a beneficiary, but the Restricted Person has no control or influence over the investment decisions made by the superannuation fund or saving scheme;

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●	Transfer of securities where there is no change in any beneficial interest, for example upon the change of trustee of a trust where the securities are property of the trust;

●	An investment in, or trading units of, a fund or other scheme (other than a scheme only investing in Company securities) where the assets of the fund or other scheme are invested at the discretion of a third party;

●	Where a Restricted Person is a trustee, trading in securities by that trust provided the Restricted Person is not a beneficiary of the trust and any decision to trade during a Closed Period or Special Blackout Period (as applicable) is taken by the other trustees or by the investment managers independently of the Restricted Person;

●	Undertakings to accept, or the acceptance of, a takeover offer;

●	Trading under an offer or invitation made to all or most of the security holders, such as, a rights issue, a security purchase plan, a dividend or distribution investment plan (“DRP”) and an equal access buy-back, where the plan that determines the timing and structure of the offer has been approved by the Board. In the case of a DRP, the Restricted Person must only elect to participate in the DRP when they are not in possession of non-public price sensitive information and may not change that election until they are again not in possession of non- public price sensitive information;

●	A disposal of securities of the entity that is the result of a secured lender exercising their rights, for example, under a margin lending arrangement;

●	Receipt of securities for which shareholder approval has been obtained;

●	The issue of securities upon the conversion of convertible securities (i.e. exercise of options, conversion of performance rights etc);

●	Receipt of securities pursuant to an incentive scheme of the Company where the offer of such securities is either made on a periodic basis as disclosed to ASX, the SEC or the NYSE or the offer was made or accepted outside a Closed Period or Special Blackout Period (as applicable);

●	The exercise (but not the sale of securities following exercise) of an option or a right under an employee incentive scheme, or the conversion of a convertible security, where the final date for the exercise of the option or right, or the conversion of the security, falls during a Closed Period or Special Blackout Period (as applicable) and where the Restricted Person could not in the opinion of the Decision Maker, reasonably have exercised the options at a time prior to such period; and

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●	Trading under a non-discretionary trading plan for which prior written clearance has been provided in accordance with procedures set out in this Policy and where:

○	The Restricted Person did not enter the plan or amend the plan during a Closed Period or Special Blackout Period;

○	The trading plan does not permit the Restricted Person to exercise any influence or discretion over how, when, or whether to trade; and

○	The Company’s trading policy does not allow the Restricted Person to cancel the trading plan or cancel or otherwise vary the terms of his or her participation in the trading plan during a prohibited period other than in exceptional circumstances.

d.	Notification Requirements

Once a Restricted Person has completed a trade in securities, they must promptly notify the Company Secretary and the applicable Decision Maker.

Any executive and non-executive director must also provide the Company Secretary with all information regarding the trade to comply with applicable ASX reporting requirements (including the date, price, volume and whether clearance was provided). This information must be provided within two business days and in any event within sufficient time to allow the Company to comply with the applicable regulatory requirements.

14.	Post-Termination Transactions

If an individual is in possession of Inside Information or subject to any blackout period or other Company-imposed trading restrictions when his or her service terminates, that individual may not trade in Company securities until that information has become public, is no longer material or such blackout period or Company-imposed trading restriction has expired.

15.	Administration of this Policy

The Company’s Principal Executive Officer, or in his or her absence the Chief Financial Officer, or with respect to matters involving the Company’s Principal Executive Officer, the Chief Financial Officer (the “Administrator”), shall be responsible for administration of this Policy, including the matters for which the Administrator is specifically designated herein as administering or deciding and all other matters, except for the matters identified in Section 13 which are to be determined by the applicable Decision Maker. All determinations and interpretations by the Administrator and the applicable Decision Maker shall be subject to review by the Audit Committee, whose determinations shall be final.

16.	Review

This Policy will be reviewed following relevant updates to the US or Australian laws relating to insider trading and securities dealing (including the ASX Listing Rules, ASX guidance, NYSE Listing Rules and SEC rules and regulations) and in any event at least every two years. Any changes to this Policy will be notified to affected persons in writing. Material changes in the Policy will be notified to the ASX in accordance with the ASX Listing Rules.

17.	Company Assistance / Reporting of Violations

Any person who has any questions about this Policy or about specific transactions may obtain additional guidance from the Administrator. You should contact the Administrator immediately if you know or have reason to believe that this Policy has been or is about to be violated.

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